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                                                                     Exhibit 4.6

               RESIGNATION, APPOINTMENT AND ACCEPTANCE AGREEMENT


  THIS AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (this "Agreement") dated as of January 19, 2000, by and among Bank One, N.A., fka Bank One, Columbus, N.A., (the "Prior Trustee"), U.S. Bank National Association, a national banking association duly organized under the laws of the United States of America (the "Successor"), and Pillowtex Corporation (the "Issuer"). This instrument shall be governed by and construed in accordance with the laws of the State of New York.

  WHEREAS, the Issuer issued its $125,000,000 10% Senior Subordinated Notes due 2006 of which $125,000,000 are outstanding (the "Notes"), under an Indenture dated as of November 12, 1996, as supplemented by a Supplemental Indenture dated as of December 19, 1997 and a Second Supplemental Indenture dated as of July 28, 1998 (collectively, the "Indenture"), between the Issuer and the Prior Trustee; and

  WHEREAS, the Successor following the execution and delivery of this instrument, will cause the notice required pursuant to the Indenture, a form of which is annexed hereto marked as Exhibit A, to be mailed to the registered Holders of the Notes as required by the Indenture; and

  WHEREAS, the Indenture further provides that, if the Trustee shall resign, the Issuer shall promptly appoint a successor Trustee; and

  WHEREAS, the Prior Trustee desires to resign as Trustee and the Issuer desires to appoint Successor as successor Trustee under the Indenture, and Successor desires to serve as successor Trustee subject to the terms and conditions of the Indenture and this Agreement; and

  NOW THEREFORE, in consideration of the mutual covenants and agreement herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I

                                  RESIGNATION

  Section 10 1 Resignation of Prior Trustee. Prior Trustee hereby resigns as Trustee under the Indenture and related legal documents; such resignation to become effective immediately prior to the opening of business on the Effective Date (as hereinafter defined). Notwithstanding the resignation of the Prior Trustee as Trustee under the Indenture, the Issuer shall remain obligated to indemnify the Trustee in accordance with Section 7.07 of the Indenture.

  Section 1.02 Notice of Resignation to Issuer. The Prior Trustee has given written notice of its desire to resign to the Issuer pursuant to the Indenture, attached as Exhibit B.

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                                  ARTICLE II

                       APPOINTMENT OF SUCCESSOR TRUSTEE

  Section 2.01 Appointment. The Issuer hereby appoints Successor to serve as successor Trustee, Registrar and Paying Agent with all the authority, rights and powers which are vested in, and all duties and obligations which are binding on, the Trustee under the Indenture and related documents, effective at the opening of business on the first Business Day following the date upon which Prior Trustee receives a fully executed counterpart of this Agreement (the "Effective Date"). As used herein, Business Day means a day on which banks in the city where the principal corporate trust office of the Successor is located, are not required or authorized to remain closed and on which the New York Stock Exchange is not closed.

  Section 2.02 Acceptance. Successor is qualified to serve as successor Trustee and hereby accepts the appointment by the Issuer and agrees to serve as successor Trustee under the Indenture and to perform the duties and obligations of the Trustee under the Indenture, effective at the opening of business on the Effective Date.

  Section 2.03 Vesting of Rights, Powers and Duties. In accordance with the provisions of the Indenture, all rights, powers and duties of the Trustee under the Indenture shall be vested in and undertaken by Successor, effective at the opening of business on the Effective Date.

  Section 2.04 Notice to Holders. Successor agrees to notify all registered Holders of its appointment as successor Trustee in accordance with the terms of
Section 7.08 of the Indenture and in substantially the same form and content as Exhibit A.

  Section 2.O5 Assignment of Powers and Property. Prior Trustee hereby confirms, assigns, transfers and sets over to Successor, its successors and assigns in trust under the Indenture, all property, rights, powers, duties, trusts, immunities and obligations of Prior Trustee as Trustee.

  Section 2.06 Further Assurances. Prior Trustee hereby agrees, upon reasonable request of Successor, to execute, acknowledge and deliver such further instruments of transfer and further assurances and to do such other things as may reasonably be required for more fully and certainly vesting and confirming in Successor all the property, rights, powers, duties, trusts, immunities and obligations of Prior Trustee as Trustee under the Indenture arid related documents.

  Section 2.07 Conversion. Prior Trustee shall transfer the following items to Successor on or prior to the Effective Date:

  a.  Original executed copies of the Indenture, and closing transcripts;

  b.  Registered holder lists (including name, address, tax

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identification number and detailed holdings for each holder) certified to be accurate by the Prior Trustee;

  c.  Note debt service and loan payment records;

  d.  Trust account statements for a one-year period preceding the Effective
Date;

  e.  All securities and moneys held by Prior Trustee pursuant to the Indenture;

  f. All Notices sent to Holders and Issuer regarding any current or continuing defaults;

  g.  All unissued Note inventory or DTC FAST held global certificates; and

  h. Such other documentation as Successor may reasonably require in order to transfer the appointment to it.


                                  ARTICLE III

                                 MISCELLANEOUS

  Section 3.01 Definitions. Terms not otherwise defined in this Agreement shall have the meanings given thereto in the Indenture.

  Section 3.02 Compensation. The Issuer agrees to pay to Successor reasonable compensation for the services it provides as successor Trustee and in such other capacities as to which it may be appointed with respect to the Notes. The Issuer and Successor may from time to time enter into agreements specifying the amount, or containing provisions for determining the amount, of compensation payable to Successor.

  Section 3.03 Counterparts. This Agreement may be executed in a number of counterparts, each of which shall constitute and original, but such counterparts shall together constitute but one and the same instrument.

  Section 3.04 Preservation of Rights. Except as expressly provided herein, nothing contained in this Agreement shall in any way affect the obligations or rights of the Issuer, the Trustee, or any Holder under the Indenture and related documents.

  Section 3.05 Severability. In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

  Section 3.06 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Prior Trustee, Successor and their respective successors and assigns.

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                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES

  Section 4.01  Representations and Warranties of the Prior Trnstee.

  a. Prior Trustee is a national banking association duly organized and existing under the laws of the United States, is authorized to conduct a general banking business with trust powers and is subject to the supervision of the Comptroller of the Currency of the United States as provided in the National Bank Act.

  b. Prior Trustee has the corporate power and authority to enter into this Agreement. Upon execution and delivery, this Agreement shall constitute a valid and binding obligation of Prior Trustee.

  c. Prior Trustee is a duly appointed, authorized and acting trustee and/or paying agent for the Notes. To the best of its knowledge, such appointment has been administered by Prior Trustee consistent with the authority granted to it by the governing instrument and by applicable law.

  d. Prior Trustee represents and states that to the best of its knowledge, there is not an Event of Default under the Indenture in existence as of the Effective Date,

  e. Prior Trustee retains continued responsibility for its actions or omissions during its term as Trustee under the Indenture.

  Section 4.03  Representations and Warranties of Successor.

  a. Successor is a national banking association duly organized and existing of the United States with trust powers and is subject to the the Comptroller of the Currency of the United States as National Banking Act,

  b. Successor has the corporate power and authority to enter into this Agreement. Upon execution and delivery, this Agreement will constitute a valid and binding obligation of Successor.

  c. Successor is qualified and eligible to serve as Trustee, in accordance with provisions 0(Pounds) the Indenture, including but not limited to, Section
7.10 of the Indenture.


                                   ARTICLE V

                                    NOTICES

  Section 5.0l Notices. All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or by first class United States mail, as follows:

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  a.  If to Prior Trustee;

      Bank One, N.A.
      100 East Broad Street, 8th Floor
      Columbus, OH 43271-0181
      Attention: Joseph C Ludes


   b. If to Successor;

      U.S. Bank National Association
      180 East Fifth Street
      St. Paul, MN 55101
      Attention:  Corporate Trust Administration

  c.  If to Issuer;

      Pillowtex Corporation
      4111 Mint Way
      Dallas, TX 75237


   Intending to be legally bound, the parties hereto have executed this Agreement by their duly authorized corporate officers as of the dates provided below.


                              BANK ONE, N.A.,
                              as Prior Trustee

                              By:  Jospeh C. Ludes
                              Title:  Vice President
                              Date:


                              U.S. BANK NATIONAL ASSOCIATION,
                              as Successor Trustee

                              By:  Lou-Anne Rosenberg
                              Title:  Assistant Vice President
                              Date:


                              PILLOWTEX CORPORATION,
                              as Issuer

                              By:    Jaime Vasquez
                              Title: Vice President and Treasurer
                              Date:  1/19/00



   Intending to be legally bound, the parties hereto have executed this Agreement by their duly authorized corporate officers as of the

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dates provided below.


                              BANK ONE, N-A.,
                              as Prior Trustee
                              By:    Joseph C. Ludes
                              Title: Vice President
                              Date:


                              U.S BANK NATIONAL ASSOCIATION,
                              as Successor Trustee


                              By:  Lori-Anne Rosenberg
                              Title:  Assistant Vice President
                              Date:


                              PILLOWTEX CORPORATION,
                              as Issuer


                              By:
                              Title:
                              Date:

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                                   EXHIBIT A

                             Notice to Holders of

                             PILLOWTEX CORPORATION

              $125,000,000 10% Senior Subordinated Notes due 2006


                               CUSIP 721501 AB O


U.S. Bank National Association hereby notifies you of the resignation of Bank One, as Trustee under the Indenture, dated as of November 12, 1996, pursuant to which your Notes were issued and are outstanding.


Pillowtex Corporation has appointed U.S. Bank National Association, whose Corporate Trust Office is located at 180 East Fifth Street, St. Paul, Minnesota 55101, as Successor Trustee under the Indenture, which appointment has been accepted and became effective as of January 19, 2000.


Dated as of this date January 19, 2000


By:  U.S. Bank National Association,
     as Successor Trustee

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                                   EXHIBIT B



Attention:  Secretary


Gentlemen:

NOTICE IS HEREBY GIVEN THAT, pursuant to Section 7.08 of the Indenture dated as of November 12, 1996 (the "Indenture") between Pillowtex Corporation (the "Company") and Bank One, N.A ("BANK ONE") as Trustee, BANK ONE hereby resigns as Trustee under the Indenture, such resignation to be effective upon the appointment, pursuant to Section 7.08 of the Indenture, of a successor Trustee, and the acceptance of such appointment by such successor Trustee, pursuant to
Section 7.O8 of the Indenture.

Would yon please acknowledge receipt of this notice by signing two copies and returning them to us.


                                              Very truly yours,


                                              By
                                                 Vice President

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